UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2017

Cott Corporation

(Exact name of registrant as specified in its charter)

Canada	001-31410	98-0154711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6525 Viscount Road
Mississauga, Ontario, Canada	L4V1H6

5519 West Idlewild Avenue Tampa, Florida, United States	33634
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(905) 672-1900
(813) 313-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Issuance of Senior Notes due 2025

On March 22, 2017 (the “Closing Date”), Cott Holdings Inc. (the “Issuer”), a wholly owned subsidiary of Cott Corporation (the “Company”), issued $750 million aggregate principal amount of 5.50% Senior Notes due 2025 (the “New Notes”). The offering and sale of the New Notes were made only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. In Canada, the New Notes were offered and sold on a private placement basis in certain provinces to accredited investors in reliance on available exemptions from the prospectus requirement of applicable Canadian securities laws.

The Issuer used a portion of the net proceeds from the offering of the New Notes to purchase $202,316,000 in aggregate principal amount of Cott Beverages Inc.’s (“Cott Beverages”) 6.75% Senior Notes due 2020 (the “2020 Notes”) that have been validly tendered, and accepted for purchase, pursuant to Cott Beverages’ previously announced cash tender offer and consent solicitation (the “Tender Offer”), along with the early tender premium, accrued interest and associated fees and expenses. As previously announced, Cott Beverages expects to use the remaining net proceeds from the offering of the New Notes to redeem any of the 2020 Notes that remain outstanding on April 5, 2017 at a redemption price equal to 103.375% of the aggregate principal amount of the 2020 Notes to be redeemed, plus any accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date, to repay a portion of the loans outstanding under the Company’s existing asset-based credit facility and to pay related fees and expenses in connection with the foregoing.

Indenture

On the Closing Date, the Issuer entered into an indenture (the “Indenture”) with the guarantors party thereto (the “Guarantors”), BNY Trust Company of Canada, as Canadian co-trustee, and The Bank of New York Mellon, as U.S. co-trustee, paying agent, registrar, transfer agent and authenticating agent, providing for the issuance of the New Notes. Interest is payable on the New Notes on each April 1 and October 1, commencing on October 1, 2017. On or after April 1, 2020, the New Notes will be subject to redemption at any time and from time to time at the option of the Issuer, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest thereon, if any, to but excluding the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2020	104.125%
2021	102.750%
2022	101.375%
2023 and thereafter	100.000%

In addition, at any time prior to April 1, 2020, the Issuer may redeem all or a portion of the New Notes at a redemption price equal to 100% of the principal amount thereof plus a “make-whole” premium, using a discount rate of Treasury Rate (as defined in the Indenture) plus 0.5%.

The terms of the Indenture, among other things, limit the ability of the Issuer and the Company and its restricted subsidiaries to incur additional debt and issue preferred stock; pay dividends or make other restricted payments; make certain investments; create liens; allow restrictions on the ability of certain of its subsidiaries to pay dividends or make other payments to it; sell assets; merge or consolidate with other entities; and enter into transactions with affiliates, subject to certain thresholds and exceptions. The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other covenants or agreements in the Indenture; failure to pay certain other indebtedness; failure to pay certain final judgments; failure of certain guarantees to be enforceable; and certain events of bankruptcy or insolvency.

The foregoing summary description of the Indenture is not complete and is qualified in its entirety by reference to the Indenture, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure

On March 22, 2017, the Company issued a press release announcing the closing of the offering of the New Notes, the results to date of the Tender Offer and the extension of the expiration time of the Tender Offer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of March 22, 2017, by and among Cott Holdings Inc., the guarantors party thereto, BNY Trust Company of Canada, as Canadian co-trustee, and The Bank of New York Mellon, as U.S. co-trustee, paying agent, registrar, transfer agent and authenticating agent, governing the 5.50% Senior Notes due 2025.

4.2	Form of 5.50% Senior Note due 2025 (included as Exhibit A to Exhibit 4.1).

99.1	Press Release of Cott Corporation, dated March 22, 2017, regarding the closing of the New Notes, the results to date of the Tender Offer and the extension of the expiration time of the Tender Offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cott Corporation
(Registrant)

By:	/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel and Secretary

March 22, 2017

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of March 22, 2017, by and among Cott Holdings Inc., the guarantors party thereto, BNY Trust Company of Canada, as Canadian co-trustee, and The Bank of New York Mellon, as U.S. co-trustee, paying agent, registrar, transfer agent and authenticating agent, governing the 5.50% Senior Notes due 2025.

4.2	Form of 5.50% Senior Note due 2025 (included as Exhibit A to Exhibit 4.1).

99.1	Press Release of Cott Corporation, dated March 22, 2017, regarding the closing of the New Notes, the results to date of the Tender Offer and the extension of the expiration time of the Tender Offer.